UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2007

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14227	13-3317668
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2 Applegate Drive, Robbinsville, NJ	08691
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 632-0800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

On May 23 2007, American Bank Note Holographics, Inc. (the “Company”) entered into an agreement (the “Agreement”) with each of William M. Hitchcock, Randall C. Bassett, David H. Hancock, the SEP IRA F/B/O Norman H. Pessin, Sandra F. Pessin, Levy Harkins & Co., Inc., the Gracy Fund, L.P., Edwin A. Levy, James Lebenthal and Michael J. Harkins (the “Voting Agreement Members”), a copy of which is attached hereto as Exhibit 10.1. The Agreement provides, among other things, that (i) the Board of Directors will be expanded to seven members and that Randall Bassett and Eric Haskell, two of the director candidates proposed by the Voting Agreement Members, shall be appointed to the Board of Directors, (ii) the Board of Directors shall form a Strategic Advisory Committee which shall be comprised of Randall Bassett, Richard Robbins and Kenneth Traub, (iii) the Compensation Committee shall be expanded to four members and Eric Haskell shall be appointed as a member, (iv) the Company will nominate and recommend for election to the Board of Directors by the stockholders at the 2007 annual stockholders meeting: Salvatore D’Amato, Jordan Davis, Fred Levin, Richard Robbins, Kenneth Traub, Randall Bassett and Eric Haskell and the Voting Agreement Members will vote in favor of the election of such directors and (v) immediately following the 2007 annual stockholders meeting the Board of Directors shall form a nominating committee to assist the Board of Directors in its selection of individuals as nominees for election to the Board of Directors at annual meetings of the Company’s stockholders beginning with the 2008 annual stockholders meeting, which shall be comprised of Messrs. Bassett, Haskell and Levin. The Company has agreed to nominate and recommend to the stockholders for election at the 2008 annual meeting the nominees selected by the nominating committee. On March 23, 2007, certain of the Voting Agreement Members, each of whom is party to the Voting Agreement, dated March 28, 2007 (the “Voting Agreement”), recommended to the Board of Directors of the Company the nomination of five director candidates to replace the Company’s current Board of Directors at the Company’s 2007 annual stockholders meeting and filed a Schedule 13D to disclose the possibility that they might commence a contested election of directors at the 2007 annual stockholders meeting if the Board of Directors did not accept their slate of nominees. Upon the execution and delivery of the Agreement, the Voting Agreement Members terminated the Voting Agreement and withdrew their March 23, 2007 stockholder proposal to the Company. In addition, the Company agreed to reimburse the Voting Agreement Members expenses up to $75,000 and each of the Company and the Voting Agreement Members entered into a mutual release.

Pursuant to the Agreement, the Voting Agreement Members also agreed that through the conclusion of the 2007 annual stockholders meeting and for a period of one year thereafter, excluding the 2008 annual stockholders meeting, that they would not, unless such shall have been specifically invited in writing by the Company: (i) seek, offer or propose (whether publicly or otherwise) to effect or participate in, or, in any way, assist any other person to seek, offer or propose (whether publicly or otherwise) to effect or participate in (a) any tender or exchange offer, merger or other business combination involving the Company or any of affiliates, (b) any recapitalization, restructuring, liquidation, dissolution or other material transaction outside the scope of the Company’s traditional business operations with respect to the Company or any of its affiliates or (c) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission); (ii) otherwise act, alone or in concert with others, to seek to control the management, the Board or the policies of the Company, including without limitation, by initiating or instituting a stockholder solicitation for any such purpose, or nominating or causing others to nominate, or otherwise seeking to elect directors of the Company other than those nominated by the Board of Directors; or (iii) enter into any discussions or arrangements with any third party with respect to any of the foregoing. The Agreement does not restrict the Voting Agreement Members from trading in the stock of the Company.

Item 5.02	Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 23, 2007, the Board of Directors of the Company elected Randall C. Bassett and Eric Haskell as directors. Mr. Bassett will serve as Chairman of the Strategic Advisory Committee of the

Board of Directors and as a member of the Nominating Committee when formed following the 2007 annual stockholders meeting. Mr. Haskell will serve as a member of the Compensation Committee and also as a member of the Nominating Committee when formed.

Effective May 29, 2007, each of Messrs. Bassett and Haskell will be granted an option to purchase 25,000 shares of the Company’s common stock under the 2005 Stock Incentive Plan (the “Director Options”). The Director Options will have an exercise price equal to the fair market value on the grant date and become vested and exercisable as to 20% of the shares on each anniversary of the grant date.

The discussion under Item 1.01 of this Current Report on Form 8-K is incorporated under this Item 5.02 as if set forth herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Agreement, dated May 23, 2007, by and among American Bank Note Holographics, Inc., William M. Hitchcock, Randall C. Bassett, David H. Hancock, the SEP IRA F/B/O Norman H. Pessin, Sandra F. Pessin, Levy Harkins & Co., Inc. the Gracy Fund, L.P., Edwin A. Levy, James Lebenthal and Michael J. Harkins.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

Date: May 24, 2007	By:	/s/ Kenneth H. Traub
Kenneth H. Traub
President and Chief Executive Officer